KNIFE RIVER CORPORATION REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•Completed three aggregates-based acquisitions in the first quarter
•Record first quarter backlog of $1.2 billion
•Volume increases and cost controls drove margin improvement
BISMARCK, N.D. — May 5, 2026 — Knife River Corporation (NYSE: KNF), an aggregates-based, vertically integrated construction materials and contracting services company, today announced financial results for the first quarter ended March 31, 2026.

PERFORMANCE SUMMARY

	Three Months Ended March 31,
(In millions, except per share)	2026	2025	% Change
Revenue	$410.1	$353.5	16%
Net loss	$(79.2)	$(68.7)	(15)%
Net loss margin	(19.3)%	(19.4)%

Adjusted EBITDA	$(31.8)	$(38.0)	16%
Adjusted EBITDA margin	(7.8)%	(10.7)%

Net loss per share	$(1.40)	$(1.21)	(16)%
Note: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY

“We had a good start to 2026, improving year-over-year revenue by 16%, adjusted EBITDA by 16% and adjusted EBITDA margin by 290 basis points,” said Knife River President and CEO Brian Gray. “We realized double-digit volume increases across our product lines and we reduced our per-unit costs, which drove gross profit improvements for aggregates, ready-mix and asphalt. We also generated more contracting services revenue than the same time last year, taking advantage of better weather and more activity across our segments.

“Knife River states are enjoying some of the fastest population growth in the nation, and we are growing our business along with them,” Gray said. “We completed three acquisitions during the quarter: Morgan Asphalt in Utah; and Sparrow Enterprises and Donaldson Brothers Ready-Mix in Montana. These aggregates-based, vertically integrated additions to our Mountain Region align with our strategy of expanding into mid-sized, higher-growth markets.

“While the first quarter is seasonally the lightest activity period of the year, we enter the 2026 construction season with momentum, including record first quarter backlog of $1.2 billion,” Gray said. “With strong underlying demand, our recent acquisitions, and continued focus on price optimization and cost controls — including mitigating energy costs with our established operational practices — we expect to deliver profitable growth for our shareholders this year and beyond.”

2026 FINANCIAL GUIDANCE
Knife River expects full-year 2026 financial results in the ranges noted in the following table.

2026 Financial Guidance	Low	High
	(In millions)
Revenue	$3,300.0	$3,500.0
Adjusted EBITDA	$520.0	$560.0
The company further expects:
•Aggregates volumes and pricing to increase mid-single digits.
•Ready-mix volumes to increase mid-teens.
•Asphalt volumes to increase mid-single digits.
•Financial results for Energy Services expected to be broadly in line with full-year 2025 results.
•Depreciation, depletion and amortization to increase mid-single digits.

The guidance ranges are based on normal weather, economic and operating conditions, and do not include the expected impact of future acquisitions.

REPORTING SEGMENT PERFORMANCE
West
Alaska, California, Hawaii, Oregon, Washington	Three Months Ended
	March 31,
	2026	2025	% Change
	(In millions)
Revenue	$211.8	$208.3	2%
EBITDA	$22.2	$24.9	(11)%
EBITDA margin	10.5%	12.0%
First quarter revenue increased 2% year-over-year, driven primarily by higher private market demand and project timing, which resulted in increased material volumes. EBITDA decreased 11% compared to the prior year, primarily due to the absence of a one-time gain of $3.5 million related to an acquisition recognized as a bargain purchase in the first quarter of 2025, as well as volume declines in Hawaii following significant flooding in the state.

Mountain
Idaho, Montana, Utah, Wyoming	Three Months Ended
	March 31,
	2026	2025	% Change
	(In millions)
Revenue	$81.2	$66.0	23%
EBITDA	$(8.2)	$(16.3)	49%
EBITDA margin	(10.1)%	(24.6)%
First quarter revenue increased 23% from the prior year, largely driven by increased ready-mix, aggregate and asphalt volumes and pricing. In addition, contracting services increased due to favorable weather that enabled execution on record backlog, along with contributions from acquisitions during the first quarter of 2026. EBITDA improved 49%, primarily driven by more aggregate and ready-mix volume, pricing and lower cost per unit.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended
	March 31,
	2026	2025	% Change
	(In millions)
Revenue	$101.2	$67.9	49%
EBITDA	$(26.8)	$(24.3)	(10)%
EBITDA margin	(26.5)%	(35.8)%
First quarter revenue increased 49% from the prior year, primarily driven by contributions from acquisitions completed in 2025, including more than doubling ready-mix volumes in Texas. EBITDA decreased 10%, with a majority of the decline being attributed to the two additional months of seasonal losses from the March 2025 purchase of Strata, as anticipated, partially offset by increased ready-mix sales volumes.

Energy Services
California, Iowa, Nebraska, Oregon, South Dakota, Texas, Washington, Wyoming	Three Months Ended
	March 31,
	2026	2025	% Change
	(In millions)
Revenue	$20.4	$13.9	47%
EBITDA	$(4.6)	$(7.8)	41%
EBITDA margin	(22.6)%	(56.0)%
First quarter revenue increased 47% from the prior year, driven by higher sales volumes primarily related to favorable weather. EBITDA improved $3.2 million, largely because of the increased sales volumes, as well as lower railcar maintenance expenses compared to prior year.

CAPITAL ALLOCATION & LIQUIDITY
The company is committed to disciplined capital allocation, including reinvesting to maintain fixed assets, improve operations and grow the business.

The company currently estimates total 2026 capital expenditures for maintenance and improvement to be between 5% and 7% of revenue. For the three months ending March 31, 2026, the company spent $42.3 million, largely on the replacement of construction equipment and plant improvements.

Additionally, for the three months ended March 31, 2026, the company spent $209.2 million on growth initiatives, which was comprised of $174.2 million on acquisitions and $35.0 million on aggregate expansions and greenfield projects. For the remainder of 2026, the company expects to spend $101.4 million on organic growth projects. Capital expenditures for future acquisitions and new growth opportunities would be incremental to the outlined capital program. It is anticipated that capital expenditures for the remainder of 2026 will be funded by various sources, including cash from operations and debt.

As of March 31, 2026, Knife River had $13.4 million of unrestricted cash and cash equivalents, $1.4 billion of gross debt and $178.2 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 2.9x at March 31, 2026.

FIRST QUARTER 2026 RESULTS CONFERENCE CALL
Knife River will host a conference call at 11 a.m. EDT on May 5 to discuss first quarter results and conduct a question-and-answer session. The event will be webcast at https://events.q4inc.com/attendee/317415196.

To participate in the live call:
•Domestic: 1-800-715-9871
•International: 1-646-307-1963
•Conference ID: 9769431

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
IR Contact: Dara Dierks, Vice President of Investor Relations, IR@kniferiver.com
Media Contact: Tony Spilde, Vice President of Communications, Media@kniferiver.com

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended
	March 31,
	2026	2025
(In millions, except per share amounts)
Revenue:
Construction materials	$262.3	$213.4
Contracting services	147.8	140.1
Total revenue	410.1	353.5
Cost of revenue:
Construction materials	272.9	233.8
Contracting services	140.0	129.3
Total cost of revenue	412.9	363.1
Gross loss	(2.8)	(9.6)
Selling, general and administrative expenses	83.5	73.1
Operating loss	(86.3)	(82.7)
Interest expense	20.7	15.3
Other (expense) income	(0.6)	4.6
Loss before income taxes	(107.6)	(93.4)
Income tax benefit	(28.4)	(24.7)
Net loss	$(79.2)	$(68.7)

Net loss per share:
Basic	$(1.40)	$(1.21)
Diluted	$(1.40)	$(1.21)
Weighted average common shares outstanding:
Basic	56.7	56.6
Diluted	56.7	56.6

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	March 31, 2026	March 31, 2025	December 31, 2025
	(In millions, except shares and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$75.5	$138.5	$123.4
Receivables, net	227.3	238.0	278.1
Contract assets	77.2	28.5	77.5
Inventories	480.5	467.1	435.7
Prepayments and other current assets	81.8	74.6	46.2
Total current assets	942.3	946.7	960.9
Noncurrent assets:
Net property, plant and equipment	2,158.4	1,743.5	2,028.9
Goodwill	573.1	449.6	519.7
Other intangible assets, net	38.2	42.0	32.7
Operating lease right-of-use assets	49.6	46.5	52.6
Investments and other	56.3	52.4	55.3
Total noncurrent assets	2,875.6	2,334.0	2,689.2
Total assets	$3,817.9	$3,280.7	$3,650.1
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$11.7	$11.8	$11.7
Accounts payable	131.4	112.0	145.6
Contract liabilities	30.3	42.0	33.8
Accrued compensation	23.1	19.0	44.3
Current operating lease liabilities	15.6	13.4	15.9
Other taxes payable	14.3	14.2	11.3
Accrued interest	16.2	15.9	7.3
Other accrued liabilities	109.7	93.7	108.1
Total current liabilities	352.3	322.0	378.0
Noncurrent liabilities:
Long-term debt	1,421.6	1,160.4	1,153.8
Deferred income taxes	292.3	221.6	287.9
Noncurrent operating lease liabilities	34.0	33.1	36.7
Other	158.3	136.0	152.8
Total liabilities	2,258.5	1,873.1	2,009.2
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,184,991 shares issued and 56,753,855 shares outstanding at March 31, 2026; 57,083,497 shares issued and 56,652,361 shares outstanding at March 31, 2025; 57,095,301 shares issued and 56,664,165 shares outstanding at December 31, 2025	0.6	0.6	0.6
Other paid-in capital	627.1	621.0	629.6
Retained earnings	945.4	798.8	1,024.6
Treasury stock held at cost - 431,136 shares	(3.6)	(3.6)	(3.6)
Accumulated other comprehensive loss	(10.1)	(9.2)	(10.3)
Total stockholders' equity	1,559.4	1,407.6	1,640.9
Total liabilities and stockholders' equity	$3,817.9	$3,280.7	$3,650.1

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	March 31,
	2026	2025
	(In millions)
Operating activities:
Net loss	$(79.2)	$(68.7)
Adjustments to reconcile net income to net cash provided by operating activities	51.8	38.2
Changes in current assets and liabilities, net of acquisitions:
Receivables	52.5	41.1
Inventories	(41.1)	(50.4)
Other current assets	(33.5)	(35.5)
Accounts payable	(5.3)	(12.8)
Other current liabilities	(8.5)	(40.3)
Pension and postretirement benefit plan contributions	(0.1)	(0.1)
Other noncurrent changes	4.8	3.2
Net cash used in operating activities	(58.6)	(125.3)
Investing activities:
Capital expenditures	(77.3)	(75.0)
Acquisitions, net of cash acquired	(174.2)	(443.4)
Net proceeds from sale or disposition of property and other	3.1	17.5
Investments	(2.6)	(2.7)
Net cash used in investing activities	(251.0)	(503.6)
Financing activities:
Issuance of long-term debt	270.0	500.0
Repayment of long-term debt	(2.9)	—
Debt issuance costs	—	(11.1)
Tax withholding on stock-based compensation	(5.4)	(2.6)
Net cash provided by financing activities	261.7	486.3
Decrease in cash, cash equivalents and restricted cash	(47.9)	(142.6)
Cash, cash equivalents and restricted cash -- beginning of year	123.4	281.1
Cash, cash equivalents and restricted cash -- end of period	$75.5	$138.5

Segment Financial Data and Highlights (Unaudited)

	Three Months Ended
	March 31,
	2026		2025
	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
West	$211.8		$208.3
Mountain	81.2		66.0
Central	101.2		67.9
Energy Services	20.4		13.9
Total segment revenues	414.6		356.1
Corporate Services and Eliminations	(4.5)		(2.6)
Consolidated revenues	$410.1		$353.5

EBITDA by segment:
West	$22.2	10.5%	$24.9	12.0%
Mountain	(8.2)	(10.1)%	(16.3)	(24.6)%
Central	(26.8)	(26.5)%	(24.3)	(35.8)%
Energy Services	(4.6)	(22.6)%	(7.8)	(56.0)%
Total segment EBITDA (a)	(17.4)	(4.2)%	(23.5)	(6.6)%
Corporate Services and Eliminations (b)	(18.0)	N.M.	(18.0)	N.M.
Consolidated EBITDA (a)	$(35.4)	(8.6)%	$(41.5)	(11.7)%
(a)Consolidated EBITDA, total segment EBITDA, Consolidated EBITDA margin and total segment EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."
(b)N.M. - not meaningful

The following table summarizes backlog for the company.

	March 31, 2026	March 31, 2025
	(In millions)
West	$180.3	$242.1
Mountain	500.4	418.3
Central	488.1	278.3
	$1,168.8	$938.7
Margins on backlog at March 31, 2026, are expected to be lower than the margins on backlog at March 31, 2025. Approximately 88% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended
	March 31,
	2026	2025
Sales (thousands):
Aggregates (tons)	4,878	3,867
Ready-mix concrete (cubic yards)	724	544
Asphalt (tons)	283	199

Average selling price:*
Aggregates (per ton)	$21.22	$21.05
Ready-mix concrete (per cubic yard)	$199.76	$199.26
Asphalt (per ton)	$74.06	$81.05
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended
	March 31,
	2026		2025
	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$103.5		$81.4
Ready-mix concrete	144.5		108.5
Asphalt	21.0		16.1
Liquid asphalt	18.2		12.2
Other*	46.6		43.5
Contracting services	147.8		140.1
Internal sales	(71.5)		(48.3)
Total revenues	$410.1		$353.5

Gross profit (loss) by product line:
Aggregates	$(3.7)	(3.5)%	$(6.0)	(7.4)%
Ready-mix concrete	15.5	10.7%	8.7	8.1%
Asphalt	(4.9)	(23.6)%	(5.7)	(35.4)%
Liquid asphalt	(2.7)	(15.0)%	(4.2)	(34.3)%
Other*	(14.8)	(31.8)%	(13.2)	(30.3)%
Contracting services	7.8	5.3%	10.8	7.7%
Total gross loss	$(2.8)	(0.7)%	$(9.6)	(2.7)%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, as well as total segment measures, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding unrealized gains and losses on benefit plan investments, stock-based compensation, and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting, as they are considered non-cash and not part of our core operations. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, net debt and net leverage measures having the same or similar names.
The following information reconciles segment and consolidated net income (loss) to EBITDA and Adjusted EBITDA and provides the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

The following table provides the reconciliation of net loss to EBITDA and Adjusted EBITDA.

	Three Months Ended
	March 31,
	2026	2025
	(In millions)
Net loss	$(79.2)	$(68.7)
Depreciation, depletion and amortization	52.2	38.8
Interest expense, net	20.0	13.1
Income taxes	(28.4)	(24.7)
EBITDA	$(35.4)	$(41.5)
Unrealized (gains) losses on benefit plan investments	0.7	0.7
Stock-based compensation expense	2.9	2.8
Adjusted EBITDA	$(31.8)	$(38.0)

Revenue	$410.1	$353.5
Net loss margin	(19.3)%	(19.4)%
EBITDA margin	(8.6)%	(11.7)%
Adjusted EBITDA margin	(7.8)%	(10.7)%
The following table provides the reconciliation of consolidated net loss to total segment EBITDA.

	Three Months Ended
	March 31,
	2026	2025
	(In millions)
Net loss	$(79.2)	$(68.7)
Depreciation, depletion and amortization	52.2	38.8
Interest expense, net	20.0	13.1
Income taxes	(28.4)	(24.7)
EBITDA	$(35.4)	$(41.5)
Less corporate services EBITDA	(18.0)	(18.0)
Total segment EBITDA	$(17.4)	$(23.5)
The following tables provide the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025	Three Months Ended March 31, 2025
	(In millions)
Net income (loss)	$146.6	$(79.2)	$157.1	$(68.7)
Depreciation, depletion and amortization	207.1	52.2	193.7	38.8
Interest expense, net	84.3	20.0	77.4	13.1
Income taxes	52.4	(28.4)	56.1	(24.7)
EBITDA	$490.4	$(35.4)	$484.3	$(41.5)
Unrealized (gains) losses on benefit plan investments	(2.9)	0.7	(2.9)	0.7
Stock-based compensation expense	11.5	2.9	11.4	2.8
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	3.7	—	3.7	—
Adjusted EBITDA	$502.7	$(31.8)	$496.5	$(38.0)

The following table provides the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended March 31, 2026
	(In millions)
Long-term debt	$1,421.6
Long-term debt - current portion	11.7
Total debt	1,433.3
Add: Unamortized debt issuance costs	14.9
Total debt, gross	1,448.2
Less: Cash and cash equivalents, excluding restricted cash	13.3
Total debt, net	$1,434.9
Trailing-twelve-months ended March 31, 2026, Adjusted EBITDA	$502.7

Net leverage	2.9	x
Knife River’s projections for 2026 Adjusted EBITDA, 2026 Adjusted EBITDA margin and long-term net leverage target are non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from Knife River’s financial statements. When the company provides its forward-looking 2026 Adjusted EBITDA, 2026 Adjusted EBITDA margin and long-term net leverage target, it does not provide a reconciliation of these non-GAAP financial measures as Knife River is unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results, including, but not limited to, the potentially high variability, complexity and low visibility with respect to the items that would be excluded from the applicable GAAP measure in the relevant future period, such as unusual gains and losses, the impact and timing of potential acquisitions and divestitures, certain financing costs and other structural changes or their probable significance. Therefore, Knife River is unable to provide a reconciliation of these measures without unreasonable efforts.
FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that its expectations are expressed in good faith and based on reasonable assumptions, there is no assurance the company’s statements with respect to its EDGE strategy, shareholder value creation, financial guidance, expected long-term goals, expected backlog margin, or other proposed strategies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from those expressed in the forward-looking statements. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.